UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2019

VECTRUS, INC.

(Exact name of Registrant as specified in its charter)

Indiana	0001-36341	38-3924636
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2424 Garden of the Gods Road, Suite 300
Colorado Springs, CO 80919
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: (719) 591-3600

Not Applicable
(Former name or former address, if changed since last report)
Securities Registered Under Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	VEC	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Resignation of Acting Chief Financial Officer

Vectrus, Inc. (the “Company”) successfully completed a comprehensive search for the next Chief Financial Officer and on August 5, 2019, William B. Noon, the Company’s Corporate Vice President, Acting Chief Financial Officer and Chief Accounting Officer submitted his resignation from the Acting Chief Financial Officer position, effective August 7, 2019. Mr. Noon will continue to serve as the Company’s Corporate Vice President and Chief Accounting Officer.

(c) Appointment of New Chief Financial Officer

On August 5, 2019, the Board of Directors (the “Board”) of the Company appointed Susan D. Lynch, age 57, as Senior Vice President and Chief Financial Officer, effective August 7, 2019.

Ms. Lynch has over twenty-five years of experience in finance and accounting across multiple industries. Prior to joining the Company, since April 2016, Lynch served as Chief Financial Officer and Executive Vice President of Sungard Availability Services Capital Inc., a $1.1 billion privately equity backed, global enterprise providing cloud, disaster recovery, managed private and shared hosting and colocation IT service provider. While at Sungard, Ms. Lynch was responsible for all aspects of financial management for the global business, including tax, treasury, investor relations, controllership, financial planning and analysis, internal audit and controls, procurement and financial shared services. From 2007 to 2015, Lynch served as Executive Vice President and Chief Financial Officer of Hitachi Vantara (formerly known as Hitachi Data Systems), a division of Hitachi, Ltd. and provider of global data storage infrastructure solutions, software, and professional services. While at Hitachi, Lynch led and managed the internal audit and control, financial reporting and analysis, controllership, indirect procurement and facilities, financial shared services, tax and treasury functions. From 1984 to 2007, Lynch was VP & CFO for Raytheon Technical Services Company, and held various financial leadership positions of increasing responsibility for Honeywell International, Inc. and Geonex Corporation. Ms. Lynch received her Bachelor’s degree from MidAmerica Nazarene University and is a Certified Public Accountant.

There is no arrangement or understanding between Ms. Lynch and any other person pursuant to which Ms. Lynch was selected as the Company’s Senior Vice President and Chief Financial Officer. Ms. Lynch has no family relationships with any director or executive officer of the Company. In addition, Ms. Lynch has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

(e) Ms. Lynch‘s Letter Agreement

On July 7, 2019, the Company and Ms. Lynch entered into an employment letter (the “Lynch Letter Agreement”), the terms of which were approved by the Company’s Compensation and Personnel Committee (the “Committee”). The material terms of Ms. Lynch’s compensation include the following elements: (i) an annual base salary of $430,019.20, (ii) eligibility for an annual incentive bonus with a target amount for 2019 of 65% of her annual base salary, prorated based on the number of months worked during 2019, and (iii) eligibility for annual long-term incentive awards with an aggregate target for 2019 of $450,000 under the Company’s Long-Term Incentive Program. It is anticipated that fifty percent (50%) of her 2019 long-term incentive award will be in the form of a cash incentive opportunity tied to relative total shareholder return, and fifty percent (50%) will be in the form of time-vesting restricted stock units. She will also be eligible to participate in the Company’s compensation and benefit plans, policies and arrangements that are applicable to other employees. Ms. Lynch will be an at-will employee at all times.

The foregoing description of the terms of the Lynch Letter Agreement is not complete and is subject to, and qualified in its entirety by, the terms of the Lynch Letter Agreement. A copy of the Lynch Letter Agreement is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.

Attached hereto as Exhibit 99.1 is a press release issued by the Company on August 5, 2019.

The information contained in this Item 7.01 (including Exhibit 99.1) is furnished pursuant to Item 7.01 Regulation FD Disclosure and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") or incorporated by reference into any filing under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.     Description
10.1         Lynch Letter Agreement, dated July 7, 2019, between Vectrus, Inc. and Susan D. Lynch
99.1        Press release issued by Vectrus, Inc. on August 5, 2019

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 5, 2019	VECTRUS, INC.
	By:	/s/ Kathryn S. Lamping
	Its:	Deputy General Counsel and Corporate Secretary